UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 26, 2019

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road

Building III, Suite 200

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 961-1891

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2019, Savara Inc., through its wholly-owned subsidiary, Savara ApS (collectively, the “Company”), entered into a Master Manufacturing Services Agreement (the “Master Agreement”) with Patheon UK Limited (“Patheon”). The Master Agreement governs the general terms under which Patheon, or one of its affiliates, will provide manufacturing services to the Company for the drug products specified by the Company from time to time.

The Company expects to enter into one or more related Product Agreements (each a “Product Agreement”) pursuant to the Master Agreement to govern the terms and conditions of Patheon’s manufacture of commercial supplies of Molgradex, the Company’s lead product candidate. Pursuant to the Master Agreement, the Company has agreed to order from Patheon at least a certain percentage of its commercial requirements for a product under a Product Agreement. Each Product Agreement that the Company may enter into from time to time will be governed by the terms of the Master Agreement, unless expressly modified in such Product Agreement.

The Master Agreement has an initial term ending December 31, 2024, and will automatically renew after the initial term for successive terms of two years each if there is a Product Agreement in effect, unless the Company gives notice of its intention to terminate the Master Agreement at least 12 months prior to the end of the then current term or Patheon give notice of its intention to terminate the Master Agreement at least 24 months prior to the end of the then current term. Unless otherwise agreed in a Product Agreement, Product Agreements will automatically renew after its initial term for successive terms of two years each unless either party gives notice of its intention to terminate a Product Agreement at least 18 months prior to the end of its then current term.

Either party may terminate the Master Agreement or a Product Agreement upon written notice if the other party (i) has failed to remedy a material breach within a specified time or (ii) is declared insolvent or bankrupt, voluntarily files a petition of bankruptcy or assigns such agreement for the benefit of creditors. The Company may terminate a Product Agreement upon 30 days’ prior written notice if any governmental agency takes any action that prevents the Company from selling the relevant product in the relevant territory or upon six months’ prior written notice if it does not intend to order manufacturing services due to a product’s discontinuance in the market. Patheon may terminate the Master Agreement or a Product Agreement if the Company assigns such agreement to an assignee that is unacceptable to Patheon for certain reasons, for failure of the Company to timely pay invoices, or if the Company forecasts zero volume for six months.

The Master Agreement contains, among other provisions, customary representations and warranties by the parties, a grant to Patheon of certain limited license rights to the Company’s intellectual property in connection with Patheon’s performance of the services under the Master Agreement, certain indemnification rights in favor of both parties, limitations of liability and customary confidentiality provisions.

The foregoing description of the Master Agreement is qualified in its entirety by reference to the text of the Master Agreement, which the Company plans to file with its Form 10-Q for the period ended June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2019		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer